Exhibit 99

Letter to Shareholders from the C.E.O. of Southwest Bancorp, Inc.

Forward-Looking Statements Southwest Bancorp makes forward-looking statements in the following letter to shareholders that are subject to risks and uncertainties. These forward-looking statements include: statements of Southwest’s goals, intentions, and expectations; estimates of risks and of future costs and benefits; expectations regarding future financial performance of Southwest and its operating segments; assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs; liquidity, contractual obligations, off-balance sheet risk, and market, or interest rate risk; and statements of Southwest’s ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations and accounting principles; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest’s past growth and performance do not necessarily indicate its future results.

Text of Letter:

February 28, 2006

Dear Shareholders,

Our sustained focus on building long term value produced another year of record earnings.

At Southwest Bancorp, we focus on converting our strategic vision into long-term shareholder value. In 2005, that focus produced net income of $21.0 million, up $2.4 million or 13%, and diluted earnings per share of $1.55 up 5% from 2004.

In 2005, we determined that new equity capital was needed to support planned growth in assets, income, and shareholder returns in the years ahead. In June, we completed a $42.5 million offering underwritten by five major investment banking houses. The difference in our rate of net income and EPS growth in 2005 is mainly the result of the 2.4 million newly issued shares. We expect that the capital from the offering will allow us to produce more growth in shareholder value in future years than we otherwise could achieve.

In the twelve years since we became a public company, in late 1993, we have increased our net income at a compound rate of 14% per year; book value per share at 12% per year; diluted earnings per share at 10% per year; assets at 14% per year, and loans at 15% per year. Over the last five years, we have increased our net income at a compound rate of 16% per year; book value per share at 14% per year; diluted earnings per share at 12% per year; assets at 12% per year, and loans at 14% per year.

Our strategic vision

Our strategic vision includes long-term goals for increasing earnings and banking assets from operations in Oklahoma, Texas, and Kansas that specialize in serving medical, professional, business, and commercial real estate customers and from our more traditional operations, including community banking and student lending. Southwest now serves over 2,000 practicing physicians and dentists in seven states, with concentrations in the Southwest and Midwest. Our strategic growth goals include growth from existing and additional offices in carefully selected markets in Texas and other states with concentrations of healthcare and health professionals, businesses and their managers and owners, and commercial and commercial real estate borrowers, and careful expansion of our community banking operations.

At year end, total Texas and Kansas loans were 38% of our total portfolio loans (total loans less loans held for sale), after growth of $130.7 million, or 34%. Our Oklahoma operations, including Oklahoma Banking and our Secondary Market operations, continued to contribute the majority of our assets and income. Overall, our consolidated assets grew by 10% to $2.1 billion.

Focus on stable funding sources

We increased non-interest bearing funds through growth in stockholders equity and non-interest bearing deposits. Stockholders equity at year-end was $170.4 million, up 35%, as a result of the common stock offering and net income, net of dividends and share repurchases.

During 2005, we increased non-interest bearing demand deposits to $224.6 million, up $40.8 million or 22%. We increased our overall core deposits to $1.0 billion, up $158.4 million or 18%.

Operating segments

Banking Operations. Our Oklahoma markets-Oklahoma City, Stillwater, and Tulsa, continued to be the primary source of Southwest’s banking income in 2005. Texas and Kansas contributed approximately 21% of banking operations’ net income. That contribution reflected costs of expansion in Texas markets. We expect our Texas and Kansas operations will provide an increasing share of overall banking assets and income over time. At present, our Texas and Kansas markets include Dallas, Austin, and San Antonio, Texas, and Wichita and Kansas City, Kansas. We plan to establish new offices in both states during 2006.

Secondary Market. Our Secondary Market operations include consumer mortgage and student lending. Loans held for sale are generated by this segment. Southwest has been an active student lender for over 20 years. The level of contribution from this segment has been significant for a number of years, but varies from year to year based upon mortgage pricing and volume, which depend mainly on interest rates, and student lending pricing and volume, which depend primarily on federal regulation and Sallie Mae. In spite of higher student lending volume in 2005, Secondary Market’s contribution was down approximately 10% due to declines in yields on private student loans and lower mortgage banking volume.

Services that “make our customers money.”

Our services include SNB Digital Lockbox, Document Imaging, and Cash Management/Treasury Services. All these services are designed for the healthcare industry and other document-intensive businesses for use in providing measurable office management and cash management benefits, while allowing our customers to improve the quality of service to their patients, clients, and customers. They contribute to Southwest’s ability to gain new noninterest-bearing deposits and to differentiate Southwest from its competitors.

We believe in our communities.

We also remain committed to the communities we serve. Southwest supports local, state, and national service organizations and the arts financially, by donating many hours of voluntary assistance, and by providing leadership in each of our geographic markets.

The Board of Directors joins me in thanking you for your investment and support. We look forward to the future with high energy, a vision for success, and dedication to achieve consistent performance and growth to increase the value of your investment in Southwest.

Sincerely,

/s/ Rick Green